Exhibit 23.4

Consent of Lucid Capital Markets, LLC

July 21, 2025

Board of Directors

Carisma Therapeutics Inc.

3675 Market Street, Suite 401

Philadelphia, PA 19104

Re: Registration Statement on Form S-4 of Carisma Therapeutics Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 22, 2025, to the Board of Directors of Carisma Therapeutics Inc. (“CARM”) as Annex B to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Lucid for Carisma’s Board of Directors,” “The Merger — Background of the Merger,” “The Merger — Carisma’s Reasons for the Merger,” and “The Merger — Opinion of Carisma’s Financial Advisor” in the proxy statement/prospectus relating to the proposed merger involving CARM and OrthoCellix, Inc. (“OrthoCellix”), which such proxy statement/prospectus forms a part of CARM’s and OrthoCellix’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC

570 Lexington Ave, 40th Floor

New York NY 10022